                                  EXHIBIT 23(i)
                               OPINION OF COUNSEL

April 22, 2005


AEGON/Transamerica Series Trust
570 Carillon Parkway
St. Petersburg, Florida 33716


Re: AEGON/Transamerica Series Trust (formerly, AEGON Transamerica Series Fund,
    Inc.)
    Offering of Shares of Beneficial Interest


Gentlemen:


In my capacity as General Counsel, I have acted as counsel for AEGON/Transamerica Series Trust (formerly AEGON/Transamerica Series Fund, Inc.) (the "Trust") and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares, of the above-referenced Fund, including the "Rule 24f-2 Notice" for the period ended December 31, 2004, registering such shares pursuant to such Registration Statement, as amended, in accordance with Rule 24f-2 under the Investment Company Act of 1940.



I have examined the Trust's Agent as Declaration of Trust and Bylaws, the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sales of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and non-assessable outstanding shares of beneficial interest of the Trust.


Very truly yours,

/s/ John K. Carter, Esq.
-------------------------
General Counsel